Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
AMERICAN PACIFIC CORPORATION
     The undersigned, Joseph Carleone and Linda Ferguson, hereby certify that:
     1. They are the President and Chief Executive Officer, and Secretary, respectively, of American Pacific Corporation, a Delaware corporation (the “Corporation”), the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on December 9, 1980.
     2. Article VI of the Restated Certificate of Incorporation of the Corporation is amended and restated to read in its entirety as follows:
     “The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. The initial number of directors of the Corporation shall be five, and the time for which such directors shall severally hold office shall be as provided herein and in the By-Laws. The number of directors which shall thereafter constitute the whole Board of Directors shall be determined from time to time by resolution adopted by affirmative vote of a majority of the whole Board of Directors but shall not be less than three nor more than twelve. The Board of Directors shall be classified with respect to the time for which the directors shall severally hold office by dividing them into three classes, such classes to be as nearly equal in number as possible. If the number of directors set by such resolution is a number which is not evenly divisible by three, the Board of Directors shall by resolution determine the number of directors in each class which shall be, as nearly as possible, the same number for each class, provided that no decrease in the number of directors shall shorten the term of any incumbent director. At each annual meeting of stockholders beginning with the annual meeting to be held in 1981, directors shall be chosen for a term of three (3) years to succeed those whose terms then expire and shall hold office until the third following annual meeting of stockholders and until the election of their respective successors. Each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present. In the event a director who is running for election at an annual meeting does not receive the requisite amount of votes to be elected at such meeting, the incumbent director shall remain in office until the next annual meeting. At that time, two (2) classes of nominees will stand for election, and so on, providing that the holdover nominees shall run only for the remainder of their term. Any vacancy on the Board of Directors, whether arising through death, resignation or removal of a director and any newly created directorships in any class, shall be filled by a majority vote of all the remaining directors although less than a quorum. The term of office of any director elected to fill such a vacancy shall expire at the expiration of the term of office of directors of the class in which the vacancy occurred. Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.”

     3. This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of this Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment of Restated Certificate of Incorporation on this 8th day of March, 2011.

/s/ JOSEPH CARLEONE
Joseph Carleone
President and Chief Executive Officer

/s/ LINDA FERGUSON
Linda Ferguson
Secretary

Page 2 of Exhibit 3.1